Exhibit 10.2

SEPARATION AGREEMENT

AND GENERAL WAIVER AND RELEASE

This Separation Agreement and General Waiver and Release (“Agreement”) is made by and between Mativ Holdings, Inc. and Neenah, Inc. (hereinafter, collectively the “Company”), and Julie Schertell (hereinafter, “Employee”). The Company and Employee are each referred to as a “Party” and collectively as the “Parties.” The Effective Date of this Agreement is defined in Section 7 herein.

WHEREAS, Employee was employed at-will by the Company as its President and Chief Executive Officer;

WHEREAS, Employee’s employment with the Company ends on March 11, 2025; and

WHEREAS, the Parties wish to enter into this Agreement to document the severance and other benefits that Employee will receive under the Mativ Holdings, Inc. Executive Severance Plan (the “Severance Plan”) and the outstanding award agreements governing Employee’s outstanding equity awards, and to otherwise document the end of the Parties’ relationship and any continuing obligations of the Parties to one another, and to fully and finally resolve any actual or potential disputes, whether known or unknown, that may exist between them.

WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to Employee in connection with the ending of Employee’s employment.

NOW THEREFORE, in consideration of the promises, agreements, representations, and acknowledgments made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Separation Date. Employee’s final day of employment with the Company is March 11, 2025 (the “Separation Date”). On the Separation Date, Employee’s employment with the Company will end, and by executing this Agreement and without any additional action by the Parties, Employee will resign from all positions as of the Separation Date, including any officer or director positions she holds with the Company, or any subsidiaries or entities affiliated with the Company. After the Separation Date, Employee will neither be, nor will Employee represent that she is, an employee, director, officer, attorney, agent, or representative of the Company for any purpose. Employee understands and agrees that her employment with the Company is ending on the Separation Date and that she has no right to or expectation of re-employment by the Company and that as of the Separation Date, Employee will have incurred a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended. On and after the Separation Date, the Company shall take commercially reasonable steps to cease using Employee’s personally identifiable information on any prospective application, license or registration, or any renewals thereof, and as the authorized person (or similar capacity) with all legal and regulatory authorities.

2. No Consideration Absent Execution and Non-Revocation of This Agreement; No Other Consideration. Employee acknowledges and agrees that Employee is not eligible for or entitled to any payments, equity or benefits other than as provided in this Agreement. The Company will pay to Employee any earned, unpaid wages through the Separation Date, as required by law, all less all applicable and legally required withholdings and deductions, to be paid out on the Company’s first regularly scheduled payroll date after the Separation Date in accordance with the Company’s standard payroll practices. In addition, the Company will pay to Employee an amount equal to $16,419 in respect to Employee’s accrued vacation, payable in a single cash lump sum within thirty (30) days following the Separation Date. Employee acknowledges and agrees that, except as provided in this Agreement, Employee has been fully paid any and all compensation earned through the Separation Date, including, but not limited to, all wages, bonuses, commissions, premiums, stock, stock options, vesting, reimbursable business expenses, and any and all other benefits and compensation due to Employee, provided that Employee may submit reimbursable business expenses during the five business days after the Separation Date. Employee acknowledges and agrees Employee would not receive the monies and benefits specified in Sections 3(a) –3(g) below but for Employee’s execution and non-revocation of this Agreement and compliance with the terms and conditions contained herein.

3. Separation Payments. In consideration of the promises and covenants made by Employee in this Agreement, including the general waiver and release of claims which forms a material part of this Agreement and Employee’s compliance with all of the terms and conditions of this Agreement, and conditioned on Employee’s timely execution and non-revocation of this Agreement, the Company will make the following “Separation Payments” pursuant to the Severance Plan and the outstanding award agreements governing Employee’s outstanding equity awards consistent with a termination without cause pursuant to such plans and agreements:

(a) the Company will pay to Employee the prorated portion of Employee’s annual short term cash incentive bonus payable pursuant to the STIP that will be determined to be payable for calendar year 2025 based on actual performance attainment and prorated based on the Employee’s days of service during calendar year 2025 through the Separation Date as a one-time, lump-sum payment, less all applicable and legally required withholdings and deductions, to be paid out when bonuses are paid to similarly situated executives but no later than March 15, 2026;

(b) the Company will pay to Employee severance in the amount of $4,360,200 as a one-time, lump-sum payment, less all applicable and legally required withholdings and deductions, to be paid within sixty (60) days following the Separation Date;

(c) the Company will vest and settle with Employee:

(i) 1,069 shares of time-based restricted stock units under the Mativ Holdings, Inc. 2015 Long-term Incentive Plan (“2015 LTIP”) granted on February 16, 2023, and

(ii) 22,776 shares of time-based restricted stock units under the Mativ Holdings, Inc. 2024 Equity and Incentive Plan (“2024 LTIP”) granted on February 13, 2024,

for a total of 23,845 shares of time-based restricted stock units constituting a prorated portion of her unvested time-based restricted stock unit award agreements under the 2015 LTIP and 2024 LTIP, subject to the terms and conditions of such plan and agreements;

(d) the Company will vest and settle with Employee:

(i) 26,102 shares of performance-based restricted stock units under the 2015 LTIP granted on February 16, 2023, and

(ii) 53,805 shares of performance-based restricted stock units under the 2024 LTIP granted on February 13, 2024,

for a total of 79,907 shares of performance-based restricted stock units constituting a prorated portion of her unvested performance-based restricted stock units award agreements under the 2015 LTIP and 2024 LTIP and based on average completed performance;

(e) the Company will pay to Employee a one-time, lump-sum payment of $25,000, less all applicable and legally required withholdings and deductions, for professional outplacement services, to be paid within sixty (60) days following the Separation Date; and

(f) the Company will pay to Employee a lump-sum payment equal to the monthly premiums that Employee would be required to pay if she elected continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the medical and dental plans of the Company in which the Employee was participating immediately before the Separation Date based upon the premium rates in effect as of the Separation Date, multiplied by twenty-four (24), to be paid within sixty (60) days following the Separation Date.

(g) In addition, upon presentation of appropriate documentation, the Company shall pay Employee’s reasonable counsel fees, not to exceed $10,000, incurred in connection with the negotiation and documentation of this Agreement, and matters related hereto, payable within sixty (60) days following the Separation Date; provided, however, that in the event the Company requests that Employee submit invoices associated with such legal representation to substantiate the reimbursement of reasonable attorneys’ fees and costs, Employee shall be permitted to redact such legal invoices to protect and preserve attorney-client privilege.

(h) Employee acknowledges and agrees that Employee is not eligible for any payments or benefits other than as provided in this Agreement and expressly acknowledges that she is not eligible for any additional equity interests other than the interests already owned by Employee or otherwise specified herein.

4. General Waiver and Release of Known and Unknown Claims. Employee understands and agrees that her acceptance of this Agreement means that, except as stated in Sections 5 and 12, Employee is forever waiving any and all rights to bring suit against, releasing from any and all liability, and giving up any and all legal claims or other rights and remedies that Employee may have against the Company and its subsidiaries, affiliates, and related companies, predecessors and successors, their insurers, their directors or members, officers, managers, employees, agents, and representatives (the “Releasees”), individually and/or in their business capacities, for any claims, relief, remedies, liabilities, damages, or benefits whatsoever that are based on, arise from, or relate to, in whole or in part, any facts, acts, or omissions that occurred on or before the date that Employee signed this Agreement whether known or unknown. Employee understands that this waiver and release of claims and liabilities includes claims relating to Employee’s employment and the termination of Employee’s employment, any Company policy, practice, contract, or agreement (written or oral), any tort or personal injury, any policies, practices, laws or agreements governing the payment of wages, commissions, or other compensation, and any federal laws concerning employment discrimination or retaliation, including, but not limited to: Title VII of the Civil Rights Act of 1967, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967 (“ADEA”) (and as amended by the Older Worker’s Benefit Protection Act of 1990 (“OWBPA”)), the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits), the National Labor Relations Act of 1935 (with respect to rights and claims under Sections 7 and 8, including the right to file an unfair labor practice charge), the Fair Labor Standards Act of 1938 (with respect to rights and claims that may be legally waived and released by private agreement), the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act of 1993 (“FMLA”), the Americans with Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act of 1988, the Sarbanes-Oxley Act of 2002, the Equal Pay Act of 1963, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, and the Fair Credit Reporting Act of 1970, all as amended, modified, or restated; any and all claims under: the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Discriminatory Wage Practices Based on Sex Act, all other state and local laws that may be legally waived, all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released, however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general waiver and release in any manner.

(a) EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT RELEASES AND WAIVES ALL CLAIMS BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE THAT EMPLOYEE SIGNS THIS AGREEMENT, EVEN IF EMPLOYEE DOES NOT HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS AT THE TIME EMPLOYEE SIGNS THIS AGREEMENT.

5. Employee’s Rights and Claims Not Waived. Employee understands this Agreement does not waive any rights, claims, or liabilities she may have concerning or arising from: (a) acts or conduct occurring after the date she signs the Agreement; (b) unemployment insurance benefits or workers’ compensation benefits; (c) vested benefits under any plan currently maintained by the Company that provides for retirement or pension benefits or similar (however, Employee agrees and acknowledges the Separation Payments provided in Section 3 shall not be considered or included for purposes of any retirement benefit contribution or plan); (d) any claim for breach of this Agreement by Company; (e) rights to defense and indemnity and liability insurance coverage (which shall expressly survive Employee’s termination of employment and execution of this Agreement); (f) any rights Employee may have as a stockholder of the Company; or (g) any other right or claim that cannot be legally waived.

6. Employee’s Knowing and Voluntary Waiver and Release of Claims Under the ADEA; Consideration Period for This Agreement. Employee will have a full twenty-one (21) calendar days following her receipt of this Agreement to sign, accept, and return this Agreement to the Company. Employee shall return her signed Agreement to Mark Johnson, Chief Legal and Administrative Officer, by 11:59 PM Eastern Standard Time on the twenty-first (21st) calendar day following the date of her receipt of this Agreement for her acceptance to be effective. By signing this Agreement, Employee acknowledges and agrees that Employee has been advised of and understands the following: (a) Employee has carefully read and fully understands all terms and conditions of this Agreement; (b) Employee is receiving valid consideration for this Agreement that is in addition to anything of value to which Employee is already entitled; (c) this Agreement does not waive rights or claims that may arise after it is executed; (d) by signing this Agreement, Employee is waiving rights under the ADEA (and as amended by the OWBPA); (e) Employee has been advised and given the opportunity to consult with an attorney of Employee’s choice before signing this Agreement; and (f) Employee has been provided twenty-one (21) calendar days following her receipt of this Agreement to consider this Agreement before signing it (“Consideration Period”), or Employee has freely and knowingly waived the right to consider this Agreement for a full twenty-one (21) calendar days by executing the Agreement before the expiration of the twenty-one (21)-day Consideration Period. Changes to this Agreement, whether material or immaterial, do not restart the Consideration Period. This Agreement may be executed by the Parties in counterparts, and electronic signatures will have the same effect as original signatures.

7. Effective Date and Revocation of this Agreement. Employee shall have an additional seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). Employee may revoke her acceptance by delivering a written statement during the Revocation Period to Mark Johnson, Chief Legal and Administrative Officer, which clearly and unequivocally states that Employee is revoking her acceptance of the Agreement and does not want to be bound by it. This Agreement shall not become effective until 12:01 AM Eastern Standard Time on the eighth (8th) calendar day after the date on which Employee executes (and does not revoke) this Agreement (“Effective Date”). No payments due to employee under this Agreement shall be made or begin before the Effective Date.

8. Employee’s Acknowledgements and Affirmations.

(a) Employee acknowledges and agrees that the Separation Payments provided in Section 3, will not be provided to Employee unless Employee executes and does not revoke this Agreement, this Agreement becomes effective (see Section 7), and Employee complies with all of the terms and conditions of the Agreement.

(b) Subject to Section 12, Employee affirms that she has not filed, caused to be filed, and is not presently a party to, any claim, litigation, or proceeding against the Company or any of the Releasees.

(c) Employee affirms that she has been granted any leave to which she was entitled under the FMLA or related state or local leave or disability accommodation laws. Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

(d) Employee affirms that she has not at any time asserted that she was subjected to discrimination or harassment in connection with her employment by the Company.

(e) Employee affirms that she has not been retaliated against for reporting any violations of law or wrongdoing by the Company or its officers, managers, or employees.

(f) Employee affirms that she did not suffer any known injury or occupational disease covered by workers’ compensation in the course and scope of Employee’s employment with the Company.

(g) Employee affirms that she has not divulged any proprietary or confidential information of the Company (other than as permitted under Section 12 of this Agreement) and will continue to maintain the confidentiality of such information consistent with her obligations in this Agreement, the Company’s policies, Employee’s prior agreement(s) with the Company (as may be applicable), and the common law.

9. Confidentiality and Non-Disclosure. Employee acknowledges that, as a result of her employment with the Company, Employee has learned of or come into possession of Confidential Information, proprietary information, and trade secrets relating to the business practices and operations, personnel, clients, investors, and/or financial information of the Company. Except as permitted under Section 12 of this Agreement, or as otherwise required by court or governmental agency order or subpoena, Employee agrees and covenants that Employee will not directly or indirectly use or disclose to any person, organization, or entity such Confidential Information acquired during Employee’s employment unless authorized in writing to do so by the Company.

(a) For purposes of this Agreement, “Confidential Information” means any and all trade secrets and confidential and/or proprietary knowledge, data or information of the Company and its affiliates and shareholders, including, but not limited to, information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, or other works of authorship, and any items marked as “Confidential.” Confidential Information shall not include information that is the product of Employee’s general knowledge, education, training and/or experience or otherwise in the public domain.

(b) Misappropriation of a trade secret of the Company in breach of this Agreement may subject Employee to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle the Company to injunctive relief, and obligate Employee to pay compensatory damages, double damages, and attorneys’ fees to the Company. Notwithstanding any other provision of this Agreement, Employee hereby is notified in accordance with the DTSA that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee is further notified that if Employee files a lawsuit for retaliation by the Company for truthfully reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to her attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order or legal process.

10. Post-Employment Restrictive Covenants.

(a) Non-Competition and Non-Solicitation

(i) Definitions.

(1) “Affiliate” as used in this Section means any subsidiary or affiliate of the Company or other entity under common control with the Company.

(2) “Competing Organization” means any business whose business, products or operations are competitive with or substantially similar to the Company’s Business.

(3) “Business” means the development, manufacturing, production, and sales as performed in any respect twenty-four (24) months prior to and including the Effective Date by the Company as a provider of premium specialty materials, including without limitation specialty papers, adhesives, filtration products, release liners, tapes, paint protection and optical films, and netting, to a global customer base.

(4) “Restricted Period” means the one (1)-year period immediately following the Separation Date.

(b) Employee’s Acknowledgements. Employee acknowledges that as of the date hereof, the Company conducts, or has taken actual steps in furtherance of conducting, the Business throughout the world and that, to protect the Company’s legitimate business interests, including the Company’s Confidential Information, relationships with its employees and clients, and goodwill, it is essential that any covenants with respect thereto cover the Business for the duration of the Restricted Period. Employee understands and agrees that the Company has expended significant time, effort, and resources to market and provide the Business and to develop and protect its Confidential Information, its relationships with its employees and clients, and its goodwill associated with the Business. Employee understands that the nature of Employee’s position with the Company gave Employee access to and knowledge of the aforementioned information and persons and placed Employee in a position of trust and confidence with the Company. Employee understands and acknowledges that the Company’s ability to reserve the aforementioned information and persons for its exclusive knowledge and use is of great competitive importance and commercial value to the Company, which the Company seeks to protect by means of the following post-employment restrictive covenants.

(c) Non-Competition. During the Restricted Period, Employee will not, without the express written consent of the Company, directly or indirectly, on behalf of herself or any other individual or entity, (A) own, manage, operate, control or in any other respect participate in the ownership, management, operation or control of any other individual or entity that competes with the Business of the Company or its Affiliates, including, but not limited to, a Competing Organization, or (B) act as an officer, director, partner, principal, member, manager, shareholder, employee, agent, representative, consultant or independent contractor of, or in any way assist any other individual or entity that competes with the Business of the Company or its Affiliates, including, but not limited to, a Competing Organization. The foregoing covenant shall cover activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Georgia; (ii) all other states of the United States of America from which the Company derived revenue or conducted business at any time during the twenty-four (24) month period prior to the date of the termination of Employee’s relationship with the Company; and (iii) any other countries from which the Company derived revenue or conducted business at any time during the twenty-four (24) month period prior to the date of the termination of Employee’s relationship with the Company. Notwithstanding the foregoing, this Section 10(c) shall not prohibit Employee from (A) being a passive owner of not more than 2% of the outstanding stock of any class of a company that is publicly traded so long as Employee does not have any active participation in the business of such company, (B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Business; or (C) commencing employment with, or providing services to either (i) a private equity or financial sponsor that owns, invests in, or operates a business that engages in the Business so long as Employee does not perform services for the entity or business that is engaged in the Business or for such private equity or financial sponsor in respect of such business or entity or (ii) a subsidiary, division or unit of any entity that has a diversified business so long as Employee does not perform services for or in respect of the business that engages in the Business. For the avoidance of doubt, Employee’s continued service as director of any public company board she is serving on as of the date hereof shall not be a violation of this Section 10(c).

(d) Non-Solicitation of Company Clients and Company Personnel.

(i) During the Restricted Period, Employee will not, without the express written consent of the Company, directly or indirectly, on behalf of herself or any other individual or entity, solicit, encourage, entice, or induce any employee, officer, director, partner, principal, member, manager, shareholder, agent, representative, consultant, or independent contractor of the Company to terminate his/her employment or engagement with the Company. This Section 10(d)(i) shall not apply to general advertisements or other communications in any media not targeted specifically at such employees, officers, directors, partners, principals, members, managers, shareholders, agents, representatives, consultants, or independent contractors, and any responses by such persons thereto; and it shall not apply to persons who ceased to be employees, consultants, independent contractors, etc., of the Company at least six (6) months prior to the solicitation.

(ii) During the Restricted Period, Employee will not, without the express written consent of the Company, directly or indirectly, on behalf of herself or any other individual or entity, solicit, encourage, entice, or induce any customer, supplier, vendor, or other individual or entity with which the Company has contracted to provide or receive services to cease, lessen, or adversely change the terms of such business with the Company.

(e) Injunctive Relief. Employee acknowledges and agrees that the covenants set forth in subsections (c) and (d) of this Section are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including without limitation the Company’s Confidential Information, trade secrets, and customer good-will). Employee acknowledges and agrees that, in the event that she breaches any of the covenants set forth in subsections (c) and (d) of this Section, the Company may be irreparably harmed and may not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law.

11. Non-Disparagement. Subject to Section 12, Employee agrees and covenants that Employee will not make any defamatory or disparaging statements, whether orally or in writing, to any person, organization, or entity whatsoever, about the Company and/or its subsidiaries, affiliates, predecessors, successors, directors, officers, employees, agents, or representatives. Similarly, the Company agrees and covenants that it will instruct the members of the Company’s board of directors and its executive officers, respectively, not to make any defamatory or disparaging statements, whether orally or in writing, to any person, organization, or entity whatsoever, about Employee. For purposes of this Section, a disparaging statement is any communication which, if made in any form, forum, or medium, would cause, or tend to cause, the recipient of the communication to question the business condition, integrity, competence, good character, or product or service quality of the person or entity to whom the communication relates.

12. Protected Rights. Employee understands that nothing in this Agreement prohibits Employee from (i) voluntarily communicating with her attorney, (ii) reporting possible violations of the law to government agencies, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or self-regulatory organization or government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company, or (v) communicating with or participating in any investigation or proceeding before any government agency, making disclosures to government agencies that are protected by law (such as providing testimony or information during a government investigation); and, Employee is not required to notify the Company that Employee has made any such reports or disclosures. In response to a valid subpoena, court order or other written request, Employee may provide testimony or information about the Company (including Confidential Information) to a court or other administrative or legislative body, but to the extent legally permitted, and subject to the protected rights in this Section, Employee agrees to provide the Company notice in advance of any such disclosure so that the Company may seek to quash the subpoena or limit the disclosure, if appropriate. Employee also understands that this non-disclosure provision does not interfere with, restrain, or prevent employee communications with each other regarding wages, hours, or other employment terms and conditions.

13. Return of Company Property.

(a) Employee agrees and affirms that Employee will, before or no later than five (5) business days after the Separation Date, return all of the Company’s property, documents, and/or confidential information in her possession. Employee agrees to return any such Company property via Federal Express or other nationally recognized overnight courier, postage/freight prepaid, specifying registered or certified mail with tracking and/or return receipt requested (if after the Separation Date).

(b) Employee agrees and covenants that Employee will, no later than three (3) business days after the Separation Date, provide to Mark Johnson, Chief Legal and Administrative Officer, notice that Employee has in her sole possession, control, and knowledge any access credentials or passwords necessary to gain access to any computer, device, program, or other equipment that belongs to the Company or is maintained by the Company or on Company property. Employee will, in this same notification, arrange to securely and confidentiality transfer such access credentials or passwords to the Company. Furthermore, Employee acknowledges an obligation and agrees to not destroy, delete, or disable any Company property, including files, programs, items, and materials on computers, devices or instruments, cloud storage, or similar.

(c) For the avoidance of doubt, the Company’s property includes, but is not limited to, whether in physical or electronic form, any files, programs, items, and materials, memoranda, documents, records, credit cards, keys or keycards, access cards or fobs, computers, laptops, tablets, personal digital assistants, cellular telephones, smartphones, or similar devices or instruments and their related accessories, other equipment of any sort, identification cards or badges, vehicles, and any other items commonly understood to be property of the Company.

(d) Employee acknowledges and agrees that Employee’s obligation to return the Company’s property shall apply to all property that Employee is aware is in her possession or control (based upon a diligent search) and the Company acknowledges and agrees that inadvertent or immaterial failures to return property shall not be deemed a breach hereof so long as Employee promptly returns such property to the Company upon becoming aware that such property is in her possession or control.

14. Cooperation. In the event that any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, assessment, inquiry, or investigation (whether civil, criminal, administrative or otherwise) (each, a “Proceeding”) is commenced by any governmental authority or other person in connection with the Company or any of its Affiliates about which Employee has, or may have, relevant knowledge or information, for a three (3) year period following the Separation Date, Employee agrees to cooperate in good faith and to a reasonable extent with the Company or any such Affiliate to defend against such Proceeding, and, if an injunction or other order is issued in any such Proceeding, to cooperate in good faith with the Company or any such Affiliate in its efforts to have such injunction or other order lifted. Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings, or preparation sessions, and providing access to any books and records in Employee’s control, in each case, at the request of the Company or any of its Affiliates or any of their respective representatives. It is expressly agreed that the Company’s rights to avail itself of the advice and consultation services of Employee shall at all times be exercised in a reasonable manner, that adequate notice shall be given to Employee in such events, and that non-compliance with any such request by Employee for good reason, including, but not limited to, ill health or prior commitments, shall not constitute a breach or violation of this Agreement.

Upon presentation of appropriate documentation, the Company shall pay or reimburse Employee for all reasonable travel, duplicating or telephonic expenses incurred by Employee in complying with this Section 14. In addition, the Company shall pay Employee an hourly fee of $1,000 for requested and substantiated material services (not ministerial requests) rendered by Employee in complying with this Section 14.

15. Employee’s Property. Within five business days after the Separation Date, Employee shall retrieve any personal property that she had at the Company’s premises, and the Company agrees to cooperate with that process.

16. Non-Admission. Employee acknowledges and agrees that nothing in this Agreement suggests, or is meant to suggest, that the Company has violated any law or contract or that Employee has any claim or cause of action against the Company.

17. Successors and Assigns. The Company may freely assign this Agreement at any time, with notice to Employee. This Agreement shall inure to the benefit of the Company and its respective successors and assigns and to the benefit of Employee and her successors, personal representatives, and estate. Employee may not assign this Agreement in whole or in part; provided that upon Employee’s death the payments and benefits hereunder shall inure to Employee’s estate. Any purported assignment by Employee in violation of this Agreement will be null and void from the initial date of the purported assignment.

18. Interpretation, Governing Law, Forum, and Severability. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to its conflict or choice of laws principles. In the event of a breach of any provision of this Agreement, either Party may file suit specifically to enforce any term or terms of this Agreement or to seek any damages for breach. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the Parties agree the court shall have the authority to modify the provision in question to make this Agreement legal and enforceable to the fullest extent possible. If this Agreement cannot be modified to be enforceable, excluding Section 4 (General Waiver and Release of Known and Unknown Claims), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If Section 4 (General Waiver and Release and Unknown Claims), or any part thereof, is found to be illegal or unenforceable, Employee agrees to execute a binding replacement waiver and release; but if Employee fails to execute a binding replacement waiver and release, then Employee must return all payments received under Sections 3(a) –3(g) of this Agreement. The Parties agree that the exclusive forum for resolution of any suit, action, or proceeding arising out of or in connection with this Agreement, Employee’s employment, or the termination of Employee’s employment will be a state or federal court of appropriate jurisdiction in Georgia.

19. Final and Binding Effect. Employee understands that if this Agreement becomes effective, it will have a final and binding effect, and that by executing and not timely revoking this Agreement, Employee may be giving up legal rights.

20. Complete Agreement. This Agreement, including the exhibits attached hereto, contains the entire agreement between the Parties with respect to the subject matter hereof, and no amendments, agreements, representations, or statements of any Party relating to the subject matter hereof not contained herein shall be binding on such Party.

21. Competence to Execute this Agreement. Employee represents that she is competent to execute this Agreement. Employee represents that she is not a party to any bankruptcy, lien, creditor-debtor, or other proceedings which could impair her right or ability to waive and release all claims she may have against the Company and Releasees. By signing this Agreement, Employee represents that she has read this entire Agreement, understands all of its terms and conditions, and agrees to comply therewith. Employee acknowledges and agrees that she is freely, voluntarily, and knowingly, after due consideration, entering into this Agreement intending to forever waive, release, and settle any and all rights, claims, and/or liabilities that Employee has or may have against the Company and Releasees.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Separation Agreement and General Release and Waiver as of the date set forth below:

EMPLOYEE

/s/ Julie Schertell
Julie Schertell

Date: 3/11/2025

MATIV HOLDINGS, INC.

By:	/s/ Mark Johnson
Mark Johnson
Chief Legal and Administrative Officer

Date: March 11, 2025

NEENAH, INC.

By:	/s/ Mark Johnson
Mark Johnson
Authorized Signatory

Date: March 11, 2025